Exhibit 21.1

Salix Pharmaceuticals, Ltd. Subsidiaries

Name	Jurisdiction
Salix Pharmaceuticals, Inc.	California
Oceana Therapeutics, Inc.	Delaware
Santarus, Inc.	Delaware